Valcom, Inc.
				2113A Gulf Boulvevard
			     Indian Rocks Beach, FL 33785


       			           September 29, 2009



       United States Securities and Exchange Commission
       100 F Street, NE
       Washington, DC 20549

       Attention: Joe Foti
                  Senior Assistant Chief Accountant

            Re:   Valcom, Inc. (the "Company")
                  Form 8-K filed August 12, 2009
                  File No.: 000-28416


       Mr. Foti:

            We have reviewed your letter dated September 2, 2009 and have filed an amendment to our Current Report on Form 8-K to include the requested disclosure. Additionally, the Company plans to re-audit its financial statements for the year ended September 30, 2008 and will include the re-audited financials in its upcoming Annual Report on Form 10-K for the year ended September 30, 2009.

            If you have any questions, please contact the undersigned.


                                      	Best regards,

                                   	/s/ Vince Vellardita
					--------------------
                                     	Vince Vellardita
                                      	President & CEO